Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13(d)-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D relating to the ordinary shares, nominal value €0.12 per share, of SIGNA Sports United N.V., a public limited liability company incorporated under the laws of the Netherlands, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Date: December 22, 2021	R+V Versicherung AG

	By:	/s/ Alexander Valerius
	Name:	Alexander Valerius
	Title:	Head of Cash Management

	By:	/s/ Marc René Michallet
	Name:	Marc René Michallet
	Title:	Member of the Management Board

Date: December 22, 2021	R+V Lebensversicherung Aktiengesellschaft

	By:	/s/ Thorsten Johannes Lasser
	Name:	Thorsten Johannes Lasser
	Title:	Authorized Signatory

	By:	/s/ Claudia Andersch
	Name:	Claudia Andersch
	Title:	Chairwoman of the Management Board

Date: December 22, 2021	DZ Bank AG

	By:	/s/ Reinhard Freese
	Name:	Reinhard Freese
	Title:	Authorized Signatory

	By:	/s/ Guido Ettlich
	Name:	Guido Ettlich
	Title:	Authorized Signatory